Dividend Reinvestment Plan

Jetstream Venture Fund

This Dividend Reinvestment Plan (the “Plan”) of Jetstream Venture Fund (the “Fund”) provides holders of the Fund’s shares of beneficial interest (“Shares”) enrolled in the Plan (“Participants”) with a convenient method of purchasing additional Shares by automatically reinvesting all or a portion of cash dividends in Shares. Each holder of Shares (“Shareholder”) is advised as follows:

1.	Enrollment of Participants. A Shareholder automatically enrolls in and participates in the Plan unless such Shareholder elects otherwise. Shareholders that wish to opt out of the Plan may do so by making a written election to not participate in the Plan by notifying Sweater Services Corps LLC (the “Administrator”) in writing at Jetstream Venture Fund c/o Sweater Services Corps LLC, 2000 Central Ave., Boulder, Colorado 80301. Such written notice must be received by the Administrator 30 days prior to the record date of the distribution or the Shareholder will receive such distribution in additional Shares through the Plan.

2.	Plan Administrator. The Administrator acts as administrator of the Plan for each Participant. The Administrator or its delegee will open an account for each Participant under the Plan in the same name as the one in which the Participant’s outstanding Shares are registered on the books of the Fund.

3.	Distributions. When a Participant’s income dividends and/or capital gains distributions (collectively, “Distributions”) are reinvested in additional Shares, the Participant will receive an amount of Shares of the Fund equal to the amount of the Distribution on that Participant’s Shares divided by the net asset value (“NAV”) per Share determined in connection with payment of that Distribution.

4.	Withdrawing from the Plan. A Participant may withdraw from the Plan (i.e., opt-out) at any time by sending written notice to the Administrator at Jetstream Venture Fund c/o Sweater Services Corps LLC, 2000 Central Ave., Boulder, Colorado 80301. Upon receipt of such notice, the Administrator will cause the Participant to receive Distributions, if any, in cash. A Shareholder is free to change this election at any time. If, however, a Shareholder requests to change its election within the period that begins 30 days prior to the record date for a Distribution, the request will be effective only with respect to Distributions after such record date.

5.	Recordkeeping. The Administrator will reflect each Participant’s Shares acquired pursuant to the Plan together with the Shares of other Shareholders of the Fund acquired pursuant to the Plan in non-certificated form. Each Participant will be sent a confirmation by the Administrator or its delegee of each acquisition made for its account as soon as practicable, but not later than 60 days after the date thereof. Any Share distributions or split Shares distributed by the Fund on Shares held by the Administrator for Participants will be credited to their accounts.

6.	Amendment or Termination of the Plan. The Plan may be amended or terminated by the Fund at any time upon written notice to the Participants. The Fund reserves the right to suspend or limit at any time the ability of Shareholders to reinvest Distributions, and to require Shareholders to receive all Distributions in cash, or to limit the maximum amount that may be reinvested, either as a dollar amount or as a percentage of Distributions.

7.	Taxation: The automatic reinvestment of Distributions will not relieve Participants of any federal, state or local income tax that may be payable (or required to be withheld) on such Distributions.

8.	Correspondence: All correspondence concerning the Plan should be directed to the Administrator by mail at Jetstream Venture Fund c/o Sweater Services Corps LLC, 2000 Central Ave., Boulder, Colorado 80301.

9.	Absence of Liability. Neither the Fund nor the Administrator shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as expressly set forth herein. Neither the Fund nor the Administrator shall be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability: (a) arising out of the failure to terminate a Participant’s account prior to receipt of written notice of such Participant’s death, or (b) with respect to prices at which Shares are purchased or sold for the Participant’s account and the terms on which such purchases and sales are made. NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE U.S. FEDERAL SECURITIES LAWS CANNOT BE WAIVED.

The Fund may elect to make non-cash Distributions to its Shareholders. Such Distributions are not subject to the Plan, and all Shareholders, regardless of whether or not they are Participants in the Plan, will receive such Distributions in additional Shares of the Fund.

Adopted: [●], 2025